Exhibit 99.1
October 16, 2017
Liberty Interactive Corporation Announces Investor Meeting Webcast
ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Interactive Corporation ("Liberty Interactive") (Nasdaq: QVCA, QVCB, LVNTA, LVNTB) will webcast its annual Investor Meeting on Thursday, November 16, 2017 with presentations beginning at 9:10am E.S.T. During these presentations, observations may be made regarding the company's financial performance and outlook, as well as other forward-looking matters including the proposed acquisition of General Communication, Inc. ("GCI") by Liberty Interactive, its combination with Liberty Ventures Group and the subsequent split-off of Liberty Interactive's interest in the combined company ("GCI Liberty") and the proposed acquisition of HSN, Inc. ("HSNi") by Liberty Interactive.
The annual Investor Meeting will be held in New York, NY. If you are interested in attending, please register at https://reg.libertyexperience.com/.
The annual Investor Meeting will be broadcast live via the Internet. All interested persons should visit the Liberty Interactive website at http://www.libertyinteractive.com/events to register for the webcast. An archive of the webcast will also be available on this website for one year after appropriate filings have been made with the SEC.
Companies presenting in the morning at the annual Investor Meeting include:

•	Liberty Interactive

◦	QVC, Inc.

◦	zulily, llc

◦	GCI

•	Liberty Broadband Corporation

◦	Charter Communications, Inc.

•	Liberty Expedia Holdings, Inc.

•	Liberty TripAdvisor Holdings, Inc.

◦	TripAdvisor, Inc.
About Liberty Interactive Corporation
Liberty Interactive Corporation operates and owns interests in a broad range of digital commerce businesses. Those businesses are currently attributed to two tracking stock groups: the QVC Group and the Liberty Ventures Group. The businesses and assets attributed to the QVC Group (Nasdaq: QVCA, QVCB) consist of Liberty Interactive Corporation's subsidiaries, QVC, Inc. and zulily, llc, and its interest in HSN, Inc., and the businesses and assets attributed to the Liberty Ventures Group (Nasdaq: LVNTA, LVNTB) consist of all of Liberty Interactive Corporation's businesses and assets other than those attributed to the QVC Group, including its interests in Liberty Broadband Corporation and FTD, Liberty Interactive Corporation's subsidiary Evite, and minority interests in ILG, Lending Tree and Charter Communications.

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Liberty Interactive Corporation
Courtnee Chun, 720-875-5420
Source: Liberty Interactive Corporation